UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 20, 2008

ENERGIZER HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

MISSOURI	1-15401	No. 43-1863181
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 MARYVILLE UNIVERSITY DRIVE, ST. LOUIS, MO     63141

(Address of Principal Executive Offices)                         (Zip Code)

(314) 985-2000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS.

On February 20, 2008, Energizer Holdings, Inc. webcast a speech by its Chief Executive Officer, Ward M. Klein which contained statements that were not historical, particularly statements regarding: the strength and predictability of cash flows of the Playtex businesses and the outlook for the Company’s Personal Care businesses; the Company’s ability to continue to generate profitable growth across its portfolio of products; the continuing success of the Company’s trade-up strategy for battery and lighting products and the continuing growth of its performance and premium battery sub-categories; raw material costs for the Household Products segment for the remainder of 2008; continuing growth of the Quattro and Intuition franchises and the Company’s continuing investment in innovation; the impact of new products on growth in the disposable razor segment; additional cost savings from European restructuring projects; estimates of U.S. feminine care, skin care and infant care category growth and growth in market share of the Company’s products offered in those categories; consumer acceptance of new Personal Care products; the timing and amount of integration savings and costs, the nature and amount of synergies likely to be achieved from the Playtex acquisition, and the earnings accretion anticipated in 2008 and 2009 from that acquisition; reduction of the Company’s debt to EBITDA ratio over the remainder of the year; and the correlation between share price and earnings per share results.  Such statements may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

The Company advises readers that various risks and uncertainties could affect its financial performance and could cause actual results for future periods to differ materially from those anticipated or projected. A significant downturn in the U.S. economy, competitive activity and unanticipated cost increases could negatively impact the strength and predictability of cash flows from the Company’s Personal Care businesses, as well as the profitability of those businesses.  Changes in consumer preferences or consumer resistance to higher priced premium products, economic downturns in key domestic and international markets, declines in unit battery sales, and increasing migration of battery-powered devices to rechargeable batteries could negatively impact the continuing success of the Company’s trade-up strategy and continuing growth in the performance and premium sub-categories. Increases in material and other commodity costs could be more significant than anticipated, as it is difficult to predict with any accuracy whether raw material, energy and other input costs will stabilize or continue to increase, since such costs are impacted by multiple economic, political and other factors outside of the Company's control. The continuing growth of the Quattro and Intuition franchises, the Company’s continuing investment in new product research and development, and the impact of new product introductions on growth in the disposable razor segment could be negatively affected by competitive product introductions and innovations, competitive pricing, limits on available retail shelf space, and limited consumer acceptance of the Company’s new products.  The Company’s estimate of additional cost savings from the European reorganization project may be impacted by a number of factors, including unrealizable efficiencies of scale and unforeseen integration difficulties. The Company’s estimates of feminine care, skin care and infant care category growth and market share of its product offerings in those categories are based solely on limited data available to the Company and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Moreover, future growth in those categories could be impacted by demographic changes, weather conditions, and general economic downturn. New competitive product offerings or competitive promotional activity could negatively impact consumer response to new Personal Care products. The timing and extent of potential integration costs and savings, synergies, and earnings accretion related to the Playtex acquisition may be significantly different from current expectations due to changes in market or competitive conditions, unforeseen declines in segment profitability, unforeseen difficulties with systems or personnel issues, higher than anticipated costs of integration, inability to attain significant cost savings, or other operational factors. A general economic downturn, significant increases in material costs and operating expenses, or competitive activities and changes in the promotional environment, especially for Household Products, could result in unforeseen earnings decline, impacting the Company’s ability to reduce its debt/EBITDA ratio by the end of the year.  The observable correlation between trailing four quarters earnings per share results and share price may not continue in the event of significant market volatility, stock price contraction or other market disruption, or for other unforeseen reasons. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The Company does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made. Additional risks and uncertainties include those detailed from time to time in the Company’s publicly filed documents, including its annual report on Form 10-K for the Year ended September 30, 2007.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.
By:
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: February 20, 2008